Exhibit 5.2

June 8, 2026

Porsche Leasing Ltd.
1100 N. Market Street

Wilmington, DE 19890

Re:	Porsche Leasing Ltd.

Ladies and Gentlemen:

We have acted as special Delaware counsel to Porsche Leasing Ltd., a Delaware statutory trust (the “Trust”), in connection with (i) the transactions contemplated by the Trust Agreement, dated as of December 20, 1996, by and among Porsche Funding Limited Partnership (“PFLP”), as settlor and initial beneficiary, and Wilmington Trust Company, a Delaware corporation with trust powers (“Wilmington Trust”), as trustee, as amended by the Amended and Restated Trust Agreement, dated as of November 14, 1997 (as amended and restated, the “Origination Trust Agreement”), by and among PFLP, as Settlor and as UTI Holder, as assignee of Porsche Financial Services, Inc. (formerly known as Porsche Credit Corporation), and Wilmington Trust, as Trustee (the “Origination Trustee”), (ii) the filing of the Registration Statement on Form SF-3 (together with the exhibits and any amendments thereto and the prospectus described therein, the “Registration Statement”), filed by Porsche Auto Funding LLC on October 10, 2025 (as amended by the pre-effective amendment no. 1 on December 17, 2025 and declared effective on January 9, 2026), with the Securities and Exchange Commission, and (iii) the transaction described in the Preliminary Prospectus, dated as of June 1, 2026, and the expected offering of notes by Porsche Innovative Lease Owner Trust 2026-1 (the “Transaction”). This opinion is being delivered pursuant to your request. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Origination Trust Agreement.

We have examined originals or copies of the following documents:

(a)	The Origination Trust Agreement;

(b)	A certified copy of the Certificate of Trust of the Trust (the “Certificate of Trust”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 20, 1996;

(c)	A form of Transaction SUBI Supplement 20[_]-[_] to Origination Trust Agreement (the “SUBI Supplement”, and together with the Origination Trust Agreement, the “Trust Agreement”), attached as Exhibit 10.11 to the Registration Statement;

Porsche Leasing Ltd.
June 8, 2026

(d)	A form of Transaction SUBI Certificate (the “SUBI Certificate”) attached to the SUBI Supplement; and

(e)	A Certificate of Good Standing for the Trust, dated June 5, 2026, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein. In particular, we have not reviewed any document (other than the foregoing documents) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. For purposes of this opinion, we have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information expressly set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon the foregoing and upon an examination of such questions of law and the statutes of the State of Delaware as we have deemed necessary or appropriate, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we advise you that, in our opinion:

1.            The Trust is duly formed and is validly existing in good standing as a Delaware statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”).

2.            Upon execution and delivery of a SUBI Supplement by the parties thereto pursuant to the terms of the Origination Trust Agreement, the Trust will have the power and authority under the Origination Trust Agreement, the SUBI Supplement and the Act to execute and deliver the SUBI Certificate, and the SUBI Certificate will be duly authorized by the Trust.

3.            When the SUBI Certificate to be issued pursuant to a SUBI Supplement has been duly authorized by all necessary trust action and has been duly executed, authenticated and delivered against payment therefor as described in the Origination Trust Agreement and the related SUBI Supplement and as contemplated by the Transaction, the SUBI Certificate will represent a valid and, subject to the qualifications set forth in paragraph 4 below, fully paid, non-assessable and validly issued beneficial interest in the assets of the Trust and the holder thereof shall be entitled to the benefits of the Origination Trust Agreement and the SUBI Supplement.

4.            The Holder of the SUBI Certificate, as a beneficial owner of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Holder of the SUBI Certificate may be obligated to make payments as set forth in the Origination Trust Agreement or the related SUBI Supplement.

Porsche Leasing Ltd.
June 8, 2026

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

A.            The foregoing opinions are limited to the laws of the State of Delaware currently in effect. We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, or the United States Corporate Transparency Act or any similar statute of any other jurisdiction, (ii) state tax, insurance, pension or employee benefit plan, securities or blue sky laws, or (iii) the laws, rules and regulations relating to the particular nature of the Trust’s assets.

B.            We have assumed (i) that the Origination Trust Agreement and the Certificate of Trust will be in full force and effect and will not be amended, (ii) the due organization, formation or creation, as the case may be, and valid existence in good standing of each party (other than the Trust) to the documents examined by us under the laws of the jurisdiction governing its organization, (iii) except to the extent provided in paragraph 2 above, that each party had or will have the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iv) the legal capacity of natural persons who are signatories to the documents examined by us, (v) except to the extent provided in paragraph 3 above, that each party had or will have duly authorized, executed and delivered the documents examined by us, (vi) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time (vii) that when issued, the SUBI Certificate will contain a certificate of authentication executed by the Origination Trustee, or an agent thereof, by manual signature, (viii) that the Origination Trust Agreement constitutes and will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Origination Trust Agreement and the Certificate of Trust will be in full force and effect, (ix) that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not require the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency applicable to it or any of its property or violate any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property, (x) each Person to whom a SUBI Certificate is to be issued by the Trust shall receive such SUBI Certificate for such SUBI in accordance with the Origination Trust Agreement and the related SUBI Supplement, and (xi) that the Trust derives no income from or connected with sources within the State of Delaware and has no assets, activities (other than having a Delaware trustee as required by the Act and the filing of documents with the Secretary of State) or employees in the State of Delaware. We note that we have been retained to act as special Delaware counsel in connection with the transactions contemplated by the Origination Trust Agreement and the Registration Statement. We are not regular counsel to the Trust and are not generally informed as to its business affairs.

Porsche Leasing Ltd.
June 8, 2026

C.            The opinion in paragraph 3 above is subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws or proceedings relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to exculpation, indemnification or contribution, and (iv) judicial imposition of an implied covenant of good faith and fair dealing.

D.            Notwithstanding any provision in the Origination Trust Agreement or any SUBI Supplement to the contrary, we note that upon the occurrence of an event of dissolution of the Trust or a series thereof, the Trust cannot make any payments or distributions to the beneficial owners of the Trust or applicable series thereof until creditors' claims are either paid in full or reasonable provision for payment thereof has been made.

E.            We express no opinion with respect to (i) provisions of a document reviewed by us to the extent that such provisions purport to bind a person or entity that is not a party to such document, (ii) transfer restrictions in a document reviewed by us to the extent that a transfer occurs by operation of law, (iii) any provisions in the Origination Trust Agreement or a SUBI Supplement that purport to restrict any right that a party may have to apply for a judicial dissolution of the Trust or (iv) the limitation on liabilities of separate series of the Trust as provided in Section 3804(a) of the Act.

F.            With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as copies conform with the original copies of those documents, (iv) the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions expressed herein, and (v) in connection with the documents of which we have received a form, that all blanks contained in such documents have been properly and appropriately completed, and optional provisions included in such documents have been properly and appropriately selected.

G.            We have not participated in the preparation of the Registration Statement, the Form 8-K (other than this opinion) or any other offering materials with respect to the Trust and assume no responsibility for their contents, except for this opinion.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form 8-K in connection with the sale of the Notes. We also consent to the use of our name in the Form 8-K. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

Richards Layton & Finger, P.A.

DKD/GAK/JKJ